Exhibit 4.1
NEITHER THIS SECURITY NOR THE COMMON STOCK INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH REGULATION S, PURSUANT TO A REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. IN ADDITION, NO HEDGING TRANSACTION MAY BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS SUCH TRANSACTION IS IN COMPLIANCE WITH THE ACT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.
FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “IRC”), THIS NOTE IS BEING ISSUED WITH AN ORIGINAL ISSUE DISCOUNT. THE COMPANY AGREES TO PROVIDE PROMPTLY TO THE INVESTOR, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE MADE PURSUANT TO SECTION 5(G) OF THIS NOTE.
XOS, INC.
CONVERTIBLE PROMISSORY NOTE
$20,000,000    August 11, 2022
FOR VALUE RECEIVED, Xos, Inc., a Delaware corporation (the “Company”), promises to pay to Aljomaih Automotive Co. or its registered assigns (“Investor”), in lawful money of the United States of America the principal sum of $20,000,000 together with such amount that has accrued as principal pursuant to Section 1(a) hereof or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”), which shall accrue as set forth in Section 1(a) hereof. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on August 11, 2025 (the “Maturity Date”). This Note is one of the “Notes” issued pursuant to the Purchase Agreement.
The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:
1.Payments.
(a)Interest in Shares. The principal amount of this Note outstanding shall accrue interest from the date of this Note at a rate of 10.0% per annum (computed on the basis of a year of 365 days for the actual number of days elapsed). Subject to the Authorized Share Cap, the Company shall pay interest in validly issued, fully paid and non-assessable shares of Common Stock, calculated based on the 10-day VWAP ending on the Trading Day immediately prior to the applicable payment date (the “Interest Shares”). Accrued interest on this Note shall be due and payable upon the Maturity Date unless earlier converted or paid.
(b)Optional Prepayment. Notwithstanding anything to the contrary contained in this Note, at any time on or after August 11, 2024, or as otherwise agreed to between the Company and the Investor in writing, the Company shall have the right, exercisable on not less than five Trading Days prior written notice to the Investor, to prepay the outstanding Note (principal and accrued and unpaid interest), in full or in part, and without penalty, in accordance with this Section 1(b) (the “Optional Prepayment”). Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered in writing to the Investor and state: (i) that the Company is exercising its right to prepay the Note, and (ii) the date of prepayment, which shall be not less than five Trading Days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the “Optional Prepayment Date”), the Company shall make payment of the Optional Prepayment Amount to the Investor, or upon the direction of the Investor as specified by the Investor in a writing to the Company (which direction shall be sent to the Company by the Investor at least two Business Days prior to the Optional Prepayment Date). If the Company exercises its right to prepay the Note, the Company shall make payment to the Investor of (x) an amount in cash equal to the then outstanding principal amount of this Note plus (y) subject to the Authorized Share Cap, the number of Interest Shares corresponding to the accrued and unpaid interest on the unpaid principal amount of this Note to, but excluding, the Optional Prepayment Date (the “Optional Prepayment Amount”).
(c)Elective Conversion Upon a Change of Control. In the event of a Change of Control that occurs prior to any repayment pursuant to Section 1 or Section 2 or conversion pursuant to Section 3 hereof, Investor may elect by written notice to the Company within ten Business Days of the receipt of notice of such Change of Control to convert the entire outstanding principal amount of this Note and, subject to the Authorized Share Cap, pay accrued and unpaid interest on this Note in Interest Shares pursuant to Section 3(b). On or before the later to occur of (i) the thirtieth calendar day prior to the anticipated effective date of a Change of Control and (ii) the date the Company first learns of the anticipated effective date of a Change of Control, the Company shall send to the Investor a written notice of such Change of Control.
2.Events of Default. During the continuance of an Event of Default, and in addition to any other rights or remedies that the Investor may have under applicable law or the provisions of this Note, the Majority Investors may elect by written notice to the Company and holders of the Notes, to either: (i) convert this Note into shares of Common Stock or (ii) declare this Note to be, and upon such declaration this Note shall be and become, immediately due and payable in (x) an amount in cash equal to the then outstanding principal amount of this Note plus (y) subject to the Authorized Share Cap, the number of Interest Shares corresponding to the accrued and unpaid interest on the unpaid principal amount of this Note. Notwithstanding the foregoing, upon the occurrence of any Event of Default described in Section 2(f) or Section 2(g), immediately and without notice, 100% of the principal of, and accrued and unpaid interest, if any, on, this Note shall automatically be immediately due and payable, without presentment, demand, protest or any other notice of any kind or any other action required on the part of the Investor, all of which are hereby expressly waived, anything contained herein or in the other Note Documents to the contrary notwithstanding, in addition to any other rights or remedies that the Investor may have under applicable law or the provisions of this Note. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Note Documents:
(a)Failure to Pay. The Company shall fail to pay (i) any principal of this Note when due and payable on the Maturity Date, upon Optional Prepayment, upon any required repurchase, upon declaration of acceleration or otherwise; or (ii) interest on any Note or any other amounts when due and payable, and the default continues for a period of ten Business Days after receipt by the Company of written notice from Investor;
(b)Breach of Covenants. The Company shall fail to observe or perform any other covenant or obligation contained in this Note or the Purchase Agreement (other than those specified in Section 2(a)), in each case that has not been cured or that is incurable within 30 calendar days of receipt by the Company of written notice by the Investor;
(c)Representations and Warranties. Any representation or warranty made by the Company in the Purchase Agreement shall not have been true and correct in all material respects when made, or with respect to any representation and warranty that contains a materiality qualifier, shall not have been true and correct in all such respects when made, where the same would have a Material Adverse Effect (as defined in the Purchase Agreement);
(d)Conversion. The Company shall fail to comply with its obligation to convert this Note and deliver the applicable Conversion Consideration in accordance with the provisions herein upon exercise of the Investor’s conversion right and such failure continues for five Business Days;

(e)Other Payment Obligations. A default shall exist under any mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any Indebtedness (as defined in the Purchase Agreement) for money borrowed of at least $15,000,000 (or its foreign currency equivalent on the date of such default) in the aggregate of the Company and any of its Signifiant Subsidiaries, where such default results in such indebtedness becoming or being declared due and payable before its stated maturity and such acceleration shall not have been rescinded or annulled or such default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 calendar days after written notice to the Company by at least 25% in aggregate principal amount of Notes issued pursuant to the Purchase Agreement then outstanding;
(f)Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved, liquidated or wound up, or adopt any plan of liquidation to the effect the foregoing, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or
(g)Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement.
3.Conversion.
(a)Optional Conversion. On or after November 9, 2022, the Investor may elect at any time while any principal amount of this Note is outstanding, to convert the outstanding principal amount of this Note by providing written notice of such election to the Company.
(b)Conversion upon a Change of Control. If a Change of Control occurs prior to any repayment pursuant to Section 1 or Section 2 or conversion pursuant to Section 3(a), then, upon the Investor’s election in accordance with Section 1(c), (i) any portion of the outstanding principal amount of this Note shall convert, immediately prior to such Change of Control, into that number of shares of Common Stock equal to the quotient obtained by dividing (x) such outstanding principal amount as of immediately prior to such Change of Control by (y) the Conversion Price and (ii) subject to the Authorized Share Cap, the number of Interest Shares corresponding to the accrued and unpaid interest on the unpaid principal amount of this Note to, but excluding, the date of such Change of Control.
(c)Settlement upon Conversion. Upon any conversion of this Note, the Company will settle such conversion by paying or delivering, as applicable and as provided in this Section 3(c), either (x) shares of Common Stock, rounded down to the nearest whole share (a “Physical Settlement”); (y) solely cash as provided in Section 3(d)(i)(2) (a “Cash Settlement”); or (z) a combination of cash and shares of Common Stock, rounded down to the nearest whole share (a “Combination Settlement”). The Company will have the right to elect the Settlement Method applicable to any conversion of this Note; provided, however, that: (i) subject to clause (ii) below, the Company will send notice of such Settlement Method to the Investor no later than the fifth Business Day immediately after such Conversion Date; (ii) if all or any portion of this Note is called for Optional Prepayment, then the Company will specify, in the related Optional Prepayment Notice sent pursuant to Section 1(b), the Settlement Method that will apply to all conversions of this Note with a Conversion Date that occurs on or after the related date of

Optional Prepayment Notice and before the related Optional Prepayment Date; (iii) the Company will use the same Settlement Method for all conversions of Notes with the same Conversion Date; and (iv) if the Company does not timely elect a Settlement Method with respect to the conversion of this Note, then the Company will be deemed to have elected the Default Settlement Method (and, for the avoidance of doubt, the failure to timely make such election will not constitute an Event of Default).
The Company will have the right, in its sole discretion and exercisable at its election by sending notice of such exercise to the Investors, to irrevocably fix the Settlement Method that will apply to all conversions of Notes with a Conversion Date that occurs on or after the date such notice is sent to Investors; provided that (x) the Settlement Method so elected must be a Settlement Method that the Company is then permitted to elect; (y) no such irrevocable election will affect any Settlement Method theretofore elected (or deemed to be elected); and (z) the Default Settlement Method will automatically be deemed to be set to the Settlement Method so fixed. Such notice, if sent, must set forth the applicable Settlement Method and expressly state that the election is irrevocable and applicable to all conversions of Notes with a Conversion Date that occurs on or after the date such notice is sent to Investors. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend this Note.
(d)Conversion Consideration.
(i)Generally. Subject to Section 3(d)(ii), the type and amount of consideration (the “Conversion Consideration”) due in respect of this Note upon conversion will be as follows:
(1)if Physical Settlement applies to such conversion, a number of shares of Common Stock equal to: (x) the outstanding principal amount being converted divided by (y) the Conversion Price;
(2)if Cash Settlement applies to such conversion, cash in an amount equal to: (I) (x) the outstanding principal amount being converted multiplied by (y) the 10-day VWAP ending on the Trading Day immediately prior to the applicable Conversion Date, divided by (II) the Conversion Price; or
(3)if Combination Settlement applies to such conversion, consideration consisting of: (a) a number of shares of Common Stock equal to: (I) the outstanding principal amount being converted into shares of Common Stock divided by (II) the Conversion Price; and (b) cash in an amount equal to: (I) (x) the remaining outstanding principal amount being converted multiplied by (y) the 10-day VWAP ending on the Trading Day immediately prior to the applicable Conversion Date, divided by (II) the Conversion Price; and
in the case of each of the foregoing clauses (1) through (3), subject to the Authorized Share Cap, the number of Interest Shares corresponding to the accrued and unpaid interest on the unpaid principal amount of this Note to, but excluding, the Conversion Date.
(ii)Fractional Shares. If Physical Settlement or Combination Settlement applies to the conversion of this Note and the number of shares of Common Stock deliverable pursuant to Section 3(d)(i) upon such conversion is not a whole number, then such number will be rounded down to the nearest whole number.
(e)Delivery of the Conversion Consideration. Except as set forth in this Section 3, the Company will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of any Note to the Investor on or before the tenth Business Day immediately after the Conversion Date; provided, however, that, with respect to any Conversion Date occurring during a Change of Control Period, the Company will settle any such conversion concurrent with the closing of the Change of Control and the Conversion Date will instead be deemed to be the effective date of the closing of such Change of Control immediately prior to the effectiveness thereof.
(f)Deemed Payment of Principal and Interest; Settlement of Accrued Interest Notwithstanding Conversion. If the Investor converts this Note, the Company’s delivery of the Conversion Consideration due in respect of such conversion will be deemed to fully satisfy and discharge the Company’s obligation to pay the principal of, and accrued and unpaid interest, if any, on, such Note to, but excluding the Conversion Date.
(g)Effect of Converting a Note. At the Close of Business on the Conversion Date for any conversion of this Note, this Note (or such portion thereof) will (unless there occurs a Default in the delivery of the Conversion Consideration or interest due upon such conversion) be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to be a holder of such Note (or such portion thereof) as of the Close of Business on such Conversion Date).
(h)Holder of Record of Conversion Shares. The Person in whose name any share of Common Stock is issuable upon conversion of any Note will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.
(i)Delivery of Original Note. If this Note is to be converted pursuant to this Section 3, Investor agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Investor agrees to indemnify the Company from any loss incurred by it in connection with this Note) immediately following the applicable Conversion Date for cancellation.
(j)Limitations on Conversion and Interest Shares.
(i)Notwithstanding anything herein or any other Note Document to the contrary, the Company shall not effect the conversion of any portion of this Note and/or deliver Interest Shares, and the Investor shall not have the right to convert any portion of this Note or receive Interest Shares, in each case, pursuant to the terms and conditions of this Note and any such conversion or payment of Interest Shares shall be null and void and treated as if never made to the extent that after giving effect to such conversion or payment of Interest Shares, the Investor together with the other Attribution Parties collectively would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion.
(ii)Notwithstanding anything herein or any other Note Document to the contrary, prior to Nasdaq Stockholder Approval, the number of Interest Shares deliverable upon any interest payments hereunder will be subject to, and shall not exceed, the Authorized Share Cap.
4.Definitions. As used in this Note, the following capitalized terms have the following meanings:
“10-day VWAP” means the average of the Daily VWAP for the 10 Trading Days ending on the Trading Day immediately prior to the applicable date.
“Affiliate” has the meaning set forth in Rule 144 under the Securities Act as in effect on the Initial Closing Date.
“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Initial Closing Date, directly or indirectly managed or advised by the Investor’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Investor or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a group (as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder) together with the Investor or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Investor’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Investor and all other Attribution Parties to the Maximum Percentage.
“Authorized Share Cap” means, as of any time prior to the receipt of Nasdaq Stockholder Approval, 33,199,327 shares of Common Stock, which amount shall be subject to the same adjustments as the Conversion Price. For the avoidance of doubt, after the receipt of Nasdaq Stockholder Approval the Authorized Share Cap shall no longer be applicable.
“Business Day” means any day other than a day on which federal or state banking institutions in the Borough of Manhattan, the City of New York are authorized or obligated by law, executive order or regulation to close.
“Change of Control” means (a) a sale, directly or indirectly, to a third party, in a transaction or series of transaction, of all or substantially all of the consolidated assets of the Company, whether effected by merger, consolidation or other business combination transaction, (b) a merger, sale of the equity securities of the Company, consolidation or other business combination transaction of the Company with or into another corporation, limited liability company or other entity pursuant to which stockholders of the Company prior to such sale, merger, consolidation or other capital reorganization or business combination transaction own less than 50% of the voting interests or beneficial interests in the Company or surviving or resulting entity, or (c) the consummation of any transaction, including any merger or consolidation, the result of which is that any “person” or group becomes the owner of directly or indirectly, of more than 50% of the voting interests or beneficial interests in the Company.
“Change of Control Period” means the period from, and including, the date the Company delivers written notice pursuant to Section 1(c) to the Investor of a Change of Control to, but excluding, the effective date of such Change of Control.
“Close of Business” means 5:00 p.m., New York City time.
“Common Stock” means the Company’s common stock, par value $0.0001 per share.
“Conversion Date” means any date the Investor has sent a notice to the Company, electing to convert all or any portion of this Note, pursuant to Section 1(c), Section 2, Section 3(a) or Section 3(b).
“Conversion Price” means $2.3817 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock).
“Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “XMTR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.
“Default Settlement Method” means Physical Settlement; provided, however, that the Company may, from time to time, change the Default Settlement Method, to any Settlement Method that the Company is then permitted to elect, by sending notice of the new Default Settlement Method to the Investor.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Initial Closing Date” means the Initial Closing Date as defined in the Purchase Agreement.
“Investor” means the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.
“Investors” means the investors that have purchased Notes.
“Majority Investors” means the Majority Investors as defined in the Purchase Agreement.
“Nasdaq Stockholder Approval” means the receipt by the Company of requisite approval from its stockholders to issue more than 19.99% of its outstanding shares of Common Stock at an issue price below the “minimum price” in payment of interest and settlement of conversions of the Notes in accordance with Nasdaq Stock Market Rule 5635.
“Note Documents” means the Note Documents as defined in the Purchase Agreement.
“Notes” means the convertible promissory notes issued by the Company pursuant to the Purchase Agreement.
“Person” means and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.
“Purchase Agreement” means the Note Purchase Agreement dated August 9, 2022 (as amended, modified or supplemented), by and among the Company and the Investors (as defined in the Purchase Agreement) party thereto.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Company and the Investors listed therein, as may be amended and/or restated from time to time.
“Securities Act” means the Securities Act of 1933, as amended.
“Settlement Method” means Cash Settlement, Physical Settlement or Combination Settlement.
“Significant Subsidiary” of any Person means any Subsidiary of that Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of that Person.
“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.
“Trading Day” means a day on which the Nasdaq Stock Market is open for trading; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day.
5.Miscellaneous.
(a)Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.
(i)Subject to the restrictions on transfer described in this Section 5(a), Section 5(m)(v) and Section 3(j) of the Purchase Agreement, the rights and obligations of the Company and Investor shall be binding upon and benefit the registered successors, assigns, heirs, administrators and transferees of the parties.
(ii)Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by either (A) Investor without the prior written consent of the Company, or (B) the Company without the prior written consent of the Majority Investors.
(iii)The Company may not, directly or indirectly, (1) consolidate or merge with or into another entity or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another person, unless the entity formed by or surviving any such consolidation or merger (if other than the Company) or the entity to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Note and related documents pursuant to agreements reasonably satisfactory to the Majority Investors provided that such entity shall not have any obligations under the Note after the Investor elects to convert the entire outstanding principal amount of this Note pursuant to Section 1(c) and the Company satisfies its obligations thereunder.
(b)Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Majority Investors; provided, however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of this Note; (ii) reduce the rate of interest of this Note; or (iii) relate to that treatment of this Note in a Change of Control, without the written consent of Investor; and provided further that that any such amendment, waiver or modification shall apply equally to all Notes, and no waiver or modification that applies to one or more (but not all) Notes or one or more (but not all) holders of Notes different than to all Notes or holders of Notes shall become effective until approved by such differently affected holder or holders of Notes.
(c)Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be provided in accordance with Section 8(g) of the Purchase Agreement.
(d)Pari Passu Notes. Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes. In the event Investor receives payments in excess of its pro rata share of the Company’s payments to the Investors of all of the Notes, then Investor shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

(e)Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.
(f)Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.
(g)Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and mailed, electronically mailed or delivered to each party as follows: (i) if to an Investor, at the Investor’s address or electronic address set forth on the signature page hereto, or at such other address or electronic address as the Investor shall have furnished the Company in writing or (ii) if to the Company, at 3550 Tyburn Street, Los Angeles, California 90065, Attention: General Counsel, Email: [*] with a copy to 3550 Tyburn Street, Los Angeles, California 90065, Attention: Chief Financial Officer, Email: [*], or at such other address or electronic address as the Company shall have furnished to the Investors in writing, with a copy (which shall not constitute notice) to Cooley LLP, Cooley LLP, 3 Embarcadero Center, 20th Floor, San Francisco, California 94111, Attention: David Peinsipp and Rachel Proffitt, Email: [*] and [*]. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) when sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, (iv) one Business Day after being deposited with an overnight courier service of recognized standing or (v) four Business Days after being deposited in the U.S. mail, first class with postage prepaid.
(h)Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.
(i)Governing Law; Venue. Notwithstanding the place where this Note may be executed by any of the parties hereto, the parties expressly agree that (1) this Note shall be governed by and construed under the laws of the State of New York and (2) the venue for any action taken with respect to this Note shall be any state or federal court in New York County in the State of New York.
(j)Waiver of Jury Trial; Judicial Reference. By acceptance of this Note, Investor hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note or any of the Note Documents. If the jury waiver set forth in this paragraph is not enforceable, then any claim or cause of action arising out of or relating to this Note, the Note Documents or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by a District Judge of the United States District Court for the Southern District of New York. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
(k)Counterparts. This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Note may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).
(l)Currency. All currency amounts set forth in this Note are in U.S. Dollars.
(m)Taxes.

(i)The Company shall deduct and withhold from payments due pursuant to this Note the amounts required to be deducted and withheld under applicable law; provided that, so long as Investor has provided a valid IRS Form W-9 or appropriate version of IRS Form W-8 in accordance with Section 5(m)(ii), the Company shall use its commercially reasonable efforts to (i) provide to the Investor, prior to the date the applicable payment is scheduled to be made, with written notice of its intent to deduct and withhold together with a calculation of the amount to be deducted and withheld and (ii) cooperate with the Investor to minimize or obtain an exemption from such deduction or withholding. Any amounts withheld shall be timely paid over the appropriate governmental authority in accordance with applicable law. To the extent that amounts are deducted and withheld from payments otherwise payable pursuant to this Note, such deducted and withheld amounts shall be treated for all purposes of this Note as having been paid to the person in respect of whom such deduction and withholding was made. If a payment is payable (in whole or in part) in consideration other than cash and if the cash portion of any such payment is insufficient to satisfy all required tax withholding obligations (or the payment consists entirely of non-cash consideration), the Company shall retain an amount of the non-cash consideration otherwise payable equal in value to the amount required to satisfy any applicable withholding taxes (as reasonably determined jointly by the Company and Investor).
(ii)Any Investor (including for purposes of this Section 5(m)(ii) any successor, assign, participant or other transferee) that is entitled to an exemption from or reduction of withholding tax (including, without limitation, any withholding tax imposed under any of IRC Sections 1441 – 1446, IRC Sections 1471 – 1474, and/or IRC Sections 3401 – 3406) under the law of the United States, or an applicable treaty to which such jurisdiction is a party, with respect to payments under the Note or any other Note Document shall deliver to the Company, at the time or times prescribed by applicable law and at any times reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate. In addition, any Investor, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not such Investor is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, on or prior to the date of this Note and upon any future transfer or assignment in accordance with Section 5(a),
(1)if Investor is a “United States Person” as defined in IRC Section 7701(a)(30), it shall deliver to the Company a duly executed United States Internal Revenue Service Form W-9; and
(2)if Investor is not such a United States Person (a “Foreign Investor”), such Foreign Investor shall deliver to the Company (i) a duly executed United States Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, and (ii) if the Foreign Investor is eligible to claim exemption from United States federal withholding tax under IRC Section 871(h) or 881(c) with respect to payments of “portfolio interest,” a certificate in form and substance reasonably satisfactory to the Company representing that such Investor is not a bank for purposes of IRC Section 881(c), is not a 10-percent shareholder (within the meaning of IRC Section 871(h)(3)(B)) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of IRC Section 864(d)(4))). To the extent a Foreign Investor is treated as a partnership for U.S. federal income tax purposes or is not the beneficial owner of interest or other amounts paid with respect to the Note, such Investor shall deliver to the Company a duly executed United States Internal Revenue Service Form W-8IMY, accompanied by applicable United States Internal Revenue Service Forms W-9, W-8BEN, W-8BEN-E and/or other certification documents from each beneficial owner (provided that if Investor is treated as a partnership for U.S. federal income tax purposes, Investor shall provide a certificate on behalf of each direct and indirect partner representing that such direct and indirect partner is not a bank for purposes of IRC Section 881(c), is not a 10-percent shareholder (within the meaning of IRC Section 871(h)(3)(B)) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of IRC Section 864(d)(4))). To the extent the forms and other documentation described in this Section 5(m)(ii)(2) (including, for the avoidance of doubt, the portfolio interest certificate specified in Section 5(m)(ii)(2)(ii)) are provided by Investor to the reasonable satisfaction of the Company, the Company agrees to treat all interest paid or payable pursuant to this Note as “portfolio interest” exempt from United States federal withholding tax under IRC Section 871(h) or 881(c) unless otherwise required due to a change in applicable law or by a tax authority in connection with an audit or other similar proceeding.
(iii)If a payment made to Investor in connection with this Note would be subject to U.S. federal withholding tax imposed by FATCA if Investor were to fail to comply with the applicable reporting requirements of FATCA (including those contained in IRC Section 1471(b) or 1472(b), as applicable), Investor shall deliver to Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law (including as prescribed by IRC Section 1471(b)(3)(C)(i)) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA and to determine that Investor has complied with Investor’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from payments to such Investor. “FATCA” means (a) IRC Sections 1471 through 1474, as of the date of this Note (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to IRC Section 1471(b)(1), (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, and (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in the United States.
(iv)Investor agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall deliver promptly to the Company updated or other appropriate documentation (including any new documentation reasonably requested by the Company).
(v)The Company shall establish and maintain a record of ownership (the “Register”) in which it agrees to register by book entry Investor’s and each subsequent assignee’s name and address and the principal amounts (and stated interest) of Investor’s and each subsequent assignee’s interest in the Note. Any Investor that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the participated Notes (the “Participant Register”); provided such Investor shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant) to the Company except to the extent that such disclosure is necessary to establish that the Note is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the Register and the Participant Register shall be conclusive absent manifest error. This Section 5(m)(v) shall be construed so that the Note is at all times maintained in “registered form” within the meaning of IRC Sections 163(f), 871(h)(2) and 881(c)(2) and any related regulations (or any successor provisions of the IRC or such regulations).

(vi)The Company and Investor agree to treat all amounts borrowed pursuant to this Note as debt for all U.S. federal and state income tax purposes, and, in accordance with Section 385(c) of the IRC, such characterization shall be binding upon Investor and the Company (along with their successors and assigns) and they shall prepare and file their U.S. federal and state tax returns and reports consistent with such treatment unless otherwise required due to a change in applicable law or by a tax authority in connection with an audit or other similar proceeding.
(n)Right of Setoff. The Company hereby grants to Investor a right of setoff for all the obligations of the Company under this Note and related documents to Investor, whether now existing or hereafter arising upon and against all deposits, credits and property, now or hereafter in the possession, custody, safekeeping or control of Investor or any entity under the control of Investor (including a subsidiary of Investor) or in transit to any of them, and other obligations owing to Investor or any such entity. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Investor may setoff the same or any part thereof and apply the same to any liability or obligations of the Company under this Note and related documents even though unmatured and regardless of the adequacy of any other collateral securing the obligations of the Company under this Note and related documents.
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The parties have executed this Note as of the date first noted above.
COMPANY

XOS, INC.

By:     /s/ Kingsley Afemikhe
Name:    Kingsley Afemikhe
Title:    Chief Financial Officer

[Signature Page to Convertible Promissory Note]

The parties have executed this Note as of the date first noted above.
INVESTOR:

ALJOMAIH AUTOMOTIVE CO.

By:    /s/ Ibrahim M. Aljomaih
Name:    Ibrahim M. Aljomaih
Title:    Vice Chairman & Managing Director

Email:    [*]
cc:    [*]

Address for Notice:

Ibrahim M. Aljomaih
Aljomaih Automotive Company
P.O. Box 224
King Khalid Street
31471 Dammam
Kingdom of Saudi Arabia

with a copy (which shall not constitute notice) to:

Duane Morris LLP
201 S. Biscayne Boulevard, Suite 3400
Miami, Florida 33131
Attention: Robert Zinn and Jennifer Migliori
Email: [*]
[Signature Page to Convertible Promissory Note]